Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following registration statements of Spectrum Brands Holdings, Inc. of our report dated March 4, 2013, with respect to the combined financial statements of HHI Group (representing the combined operations of the Stanley National Hardware business, the Black & Decker Hardware and Home Improvement business, and the Tong Lung Metal Industry Co. business, which are all comprised of majority owned subsidiaries of Stanley Black & Decker Inc.) (the “Company”) as of and for the nine-month period ended September 29, 2012, and as of and for each of the two fiscal years in the period ended December 31, 2011 included in its Current Report on Form 8-K/A dated March 4, 2013, filed with the Securities and Exchange Commission:

—	Registration Statement (Form S-8 No. 333-167569)
—	Registration Statement (Form S-8 No. 333-167574)
—	Registration Statement (Form S-8 No. 333-172598)

/s/ Ernst & Young, LLP

Hartford, Connecticut
March 4, 2013